Exhibit 15.2

JAMES STAFFORD
James Stafford, Inc.
Chartered Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 21 March 2012 with respect to the balance sheets of Alberta Star Development Corp. (an Exploration Stage Company) (the “Company”) as of 30 November 2011 and 2010, the related statements of loss, comprehensive loss and deficit and cash flows for the period from 6 September 1996 (Date of Inception) to 30 November 2011 and for each of the years in the three-year period ended 30 November 2011 and the statement of changes in shareholders’ equity for each of the years in the three-year period ended 30 November 2011 in the Annual Report on Form 20-F of the Company.

/s/ James Stafford

Vancouver, Canada	Chartered Accountants

5 April 2012